June 27, 2000

Board of Trustees
Cullen Funds Trust
645 Fifth Avenue
New York, NY 10022

         Re:      SUBSCRIPTION FOR SHARES OF THE CULLEN VALUE FUND (THE "FUND")
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Dear Trustees:

         James P. Cullen offers to purchase from Cullen Funds Trust 10,000 shares of beneficial interest of the Fund at a price of $10.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable upon issuance of such shares and receipt of said payment by the Fund.

         These shares are not being purchased with any present intent of distributing or reselling the same to the public, and will be held for investment by Cullen Funds Trust.

                                                 Sincerely,

                                                 /S/ JAMES P. CULLEN
                                                 ----------------------
                                                 James P. Cullen


ACCEPTED AND AGREED to this 27th day of June, 2000.

Cullen Funds Trust

By: /S/ CURTIS J. FLANAGAN
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Name: CURTIS J. FLANAGAN

Title: TRUSTEE